LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified or restated from time to time, this “Agreement”) dated as of August 2, 2010 (the “Closing Date”), will serve to set forth the terms of the Credit Facility by and among THERMO CREDIT, LLC, a Colorado limited liability company (together with its successors and assigns, “Lender”), and ATSI COMMUNICATIONS, INC., a Nevada corporation (“Parent”), DIGERATI NETWORKS, INC., a Texas corporation (“DNI”), and DIGERATI BROADBAND, INC., a Texas corporation (“DBI”, and together with DNI, “Subsidiary”, and Subsidiary, together with Parent, jointly and severally, “Debtor”).

RECITALS

WHEREAS, Parent and Subsidiary desire to establish their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single entity and this Agreement reflects the establishment of a credit facility which would not otherwise be available to Parent and Subsidiary if they were not jointly and severally liable for payment and performance of the Indebtedness under the Loan Documents; and

WHEREAS, Parent and Subsidiary have (1) determined that each will benefit specifically and materially from the Credit Facility contemplated by this Agreement, and (2) have requested and bargained for the structure, terms and obligations set forth in the Loan Documents; and

WHEREAS, Parent and Subsidiary have requested that Lender extend the Credit Facility on the terms described in this Agreement; and

WHEREAS, Lender is willing to make the Credit Facility available to Parent and Subsidiary upon and subject to the provisions, terms and conditions set forth in the Loan Documents;

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.           Definitions.  As used in this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provisions, sections or recitals herein:

(a)           “Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an account, chattel paper, or a general intangible.

(b)           “Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

(c)           “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Debtor or an ERISA Affiliate of Debtor has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

(d)           “Borrowing Base” means a sum equal to the amount that Lender determines from time to time in its sole discretion that is available for loans available under the Credit Facility based on Debtor’s accounts.

(e)           “Business Day” means any day other than a Saturday, Sunday, or any other day on which the banks in New Orleans, Louisiana are authorized or required to close.

(f)            “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Louisiana; provided, however, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different articles or divisions of the Code, the definition of such term contained in Article 9 shall govern; provided further, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Louisiana, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

LOAN AND SECURITY AGREEMENT – PAGE 1
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(g)         “Collateral” means:

(i)           All present and future accounts, carrier contracts and chattel paper (including electronic chattel paper), now or hereafter owned, held, or acquired; and

(ii)          All of Debtor’s books, records, data, plans, manuals, computer disks, and object codes containing any information, pertaining directly or indirectly to the Collateral described in subsection (i) above, and all rights of Debtor to retrieve data and other information pertaining directly or indirectly to the Collateral described in subsection (i) above from third parties, whether now existing or hereafter arising; and all returned, refused, stopped in transit, or repossessed goods relating to the Collateral described in subsection (i) above, any of which, if received by Debtor, upon request shall be delivered immediately to Lender.

The term “Collateral,” as used herein, shall also include all SUPPORTING OBLIGATIONS, PRODUCTS and PROCEEDS of all of the foregoing (including without limitation, insurance payable by reason of loss).

(h)           “Constituent Documents” means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (iv) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its articles of organization or certificate of formation and operating agreement or regulations; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

(i)            “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

(j)            “Debt” means as to any Person at any time (without duplication) all items of indebtedness, obligation or liability of a Person, whether mature or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

(k)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

(l)            “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Debtor under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Debtor under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Debtor is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Debtor and whose employees are aggregated with the employees of Debtor under IRC Section 414(o).

(m)          “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.  Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

LOAN AND SECURITY AGREEMENT – PAGE 2
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(n)           “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(o)           “Indebtedness” means (i) all indebtedness, obligations and liabilities of Debtor to Lender of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, and regardless of whether such indebtedness, obligations and liabilities may, prior to their acquisition by Lender, be or have been payable to or in favor of a third party and subsequently acquired by Lender (it being contemplated that Lender may make such acquisitions from third parties), including without limitation all indebtedness, obligations and liabilities of Debtor to Lender now existing or hereafter arising under the Note, this Agreement, the other Loan Documents or any draft, acceptance, guaranty, endorsement, letter of credit, assignment, purchase, overdraft, discount, indemnity agreement or otherwise, (ii) all accrued but unpaid interest on any of the indebtedness described in (i) above, (iii) all obligations of Debtor to Lender under the Loan Documents, (iv) all costs and expenses incurred by Lender in connection with the collection and administration of all or any part of the indebtedness and obligations described in (i), (ii) and (iii) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys’ fees, and (v) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (i), (ii), (iii) and (iv) above.

(p)           “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

(q)           “Loan Documents” means this Agreement, the Note and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining to the loans under the Credit Facility.

(r)           “Material Adverse Effect” means a material adverse effect on (i) the business, assets, property, operations, condition (financial or otherwise), or prospects, of Debtor, (ii) the ability of Debtor to pay or perform the Indebtedness, (iii) any of the rights of or benefits available to Lender under the Loan Documents, or (iv) the validity or enforceability of the Loan Documents.

(s)           “Permitted Encumbrances” means the following encumbrances: (i) liens for taxes, assessments or governmental charges or levies not yet due and payable or liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (ii) liens in respect of property or assets of a Person imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Debt for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ liens, statutory and common law landlord’s liens, and other similar liens arising in the ordinary course of business, and which either (1) do not in the aggregate materially detract from the value of such property or materially impair the use thereof in the operation of the business of a Person, or (2) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such lien; (iii) liens created by or pursuant to the Loan Documents; (iv) liens in existence on the Closing Date which are listed, and the property or assets subject thereto described, on Schedule 1(s); (v) liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default; (vi) liens (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by a Person, (2) incurred or deposits made in the ordinary course of business of a Person in connection with workers’ compensation, unemployment insurance and other types of social security, (3) to secure the performance by any Person of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, and (4) to secure the performance by a Person of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices; (vii) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of a Person; (viii) liens arising from precautionary Code financing statements regarding operating leases; (ix) liens created pursuant to or in connection with capital leases permitted pursuant to this Agreement; provided, however, that (1) such liens only serve to secure the payment of rent or indebtedness arising under such capital leases, and (2) the liens encumbering the assets leased or purported to be leased under such capital leases do not encumber any other assets of a Person; and (x) liens in equipment and fixtures arising pursuant to purchase money security interests securing indebtedness representing the purchase price of assets acquired after the Closing Date; provided, however, that (1) any such liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (2) the indebtedness secured by any such lien does not exceed the purchase price of the property being purchased at the time of the incurrence of such indebtedness, and (3) the indebtedness secured thereby is permitted to be incurred pursuant to this Agreement.

LOAN AND SECURITY AGREEMENT – PAGE 3
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(t)           “Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

(u)           “Termination Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (b) the withdrawal of Debtor or any ERISA Affiliate from a Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent by Debtor or any of ERISA Affiliate to terminate a Benefit Plan pursuant to Section 4041 of ERISA; (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (e) any event or condition (i) that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, of Debtor or any of ERISA Affiliate from a Multiemployer Plan.

All words and phrases used herein shall have the meaning specified in the Code except to the extent such meaning is inconsistent with this Agreement. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any accounting term used in the Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Debtor and Lender shall otherwise specifically agree in writing.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

2.           Credit Facility.

(a)           Joint and Several Liability.  Parent, Subsidiary and any other Person named or identified as a Debtor under the Loan Documents from time to time hereby irrevocably and unconditionally: (i) agree that each is JOINTLY and SEVERALLY liable to Lender for the full and prompt payment and performance of the Indebtedness under the Loan Documents in accordance with the terms thereof; (ii) agree to fully and promptly perform all of their obligations hereunder and the other Loan Documents with respect to each loan hereunder as if such loan had been made directly to it; and (iii) agree as a primary obligation to indemnify Lender on demand for and against any loss incurred by Lender as a result of any of the Indebtedness of Debtor being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to Lender or any person, the amount of such loss being the amount which Lender would otherwise have been entitled to recover from any one or more of Parent, Subsidiary and any other Person named as a Debtor under the Loan Documents from time to time.  Debtor hereby designates Parent as its representative and agent on its behalf for the purposes of giving instructions with respect to the disbursement of the proceeds of the loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of Debtor under the Loan Documents.  Parent hereby accepts such appointment.  Lender may regard any notice or other communication pursuant to any Loan Document from Parent as a notice or communication from Debtor.  Each warranty, covenant, agreement and undertaking made on behalf of Debtor by Parent shall be deemed for all purposes to have been made by Debtor and shall be binding upon and enforceable against Debtor to the same extent as it if the same had been made directly by Debtor.

LOAN AND SECURITY AGREEMENT – PAGE 4
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(b)          Cross-Guaranty.  Debtor hereby agrees that Debtor is JOINTLY and SEVERALLY liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Indebtedness owed or hereafter owing to Lender by Debtor.  Debtor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 2(b) shall not be discharged until indefeasible payment and performance, in full, of the Indebtedness has occurred, and that its obligations under this Section 2(b) shall be absolute and unconditional, irrespective of, and unaffected by:

(i)           the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Debtor is or may become a party;

(ii)          the absence of any action to enforce this Agreement, including this Section 2(b), or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof;

(iii)         the existence, value or condition of, or failure to perfect its lien against, any security for the Indebtedness or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(iv)         the insolvency of Parent or Subsidiary; or

(v)          any other action or circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Debtor shall be regarded, and shall be in the same position, as principal debtor with respect to the Indebtedness guaranteed hereunder. Notwithstanding any provision herein contained to the contrary, Debtor’s liability under this Section 2(b), which liability is in addition to amounts for which such Debtor is liable under Section 2(a), shall be limited to an amount not to exceed as of any date of determination the greater of:  (i) the net amount of all loans advanced to any Debtor under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, Debtor; and (ii) the amount that could be claimed by Lender from Debtor under this Section 2(b) without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, Debtor’s right of contribution and indemnification from each other Debtor.  To the extent that Debtor shall make a payment under this Section 2(b) of all or any of the Indebtedness (other than loans made to Debtor for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any Debtor, exceeds the amount that such Debtor would otherwise have paid if each Debtor had paid the aggregate Indebtedness satisfied by such Guarantor Payment in the same proportion that such Debtor’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of Debtor as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Indebtedness, such Debtor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Debtor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  As of any date of determination, the “Allocable Amount” of any Debtor shall be equal to the maximum amount of the claim that could then be recovered from such Debtor under this Section 2(b) without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.  This Section 2(b) is intended only to define the relative rights of Debtor and nothing set forth herein is intended to or shall impair the obligations of Debtor, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.  Nothing contained in this Section 2(b) shall limit the liability of any Debtor to pay the loans made directly or indirectly to that Debtor and accrued interest, fees and expenses with respect thereto for which such Debtor shall be primarily liable.  The liability of Debtor under this Section 2(b) is in addition to and shall be cumulative with all liabilities of each Debtor to Lender under the Loan Documents to which such Debtor is a party or in respect of any Indebtedness of any other Debtor, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

LOAN AND SECURITY AGREEMENT – PAGE 5
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(c)          Revolving Credit Facility.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Lender hereby agrees to lend to Debtor an aggregate sum not to exceed the lesser of (i) an amount equal to the Borrowing Base, or (ii) SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00) (the “Credit Facility”), on a revolving basis from time to time during the period commencing on the Closing Date and continuing until the earlier of: (i) the acceleration of the Indebtedness pursuant to the terms of the Loan Documents; (ii) AUGUST 2, 2012; or (iii) such other date as may be established by a written instrument between Debtor and Lender from time to time (the “Maturity Date”).  If at any time the sum of the aggregate principal amount of loans outstanding hereunder exceeds the lesser of the Credit Facility or the Borrowing Base, such amount shall be deemed an “Overadvance.”  Debtor shall immediately repay the amount of such Overadvance plus all accrued and unpaid interest thereon upon written demand from Lender.  Notwithstanding anything contained herein to the contrary, an Overadvance shall be considered a loan and shall bear interest at the Rate as set forth in the Note and be secured by this Agreement.  Subject to the terms and conditions hereof, Debtor may borrow, repay and reborrow funds under the Credit Facility.

(d)         Funding.  Lender reserves the right to require not less than ONE (1) Business Day prior notice of each loan under the Credit Facility, specifying the aggregate amount of such loan together with any documentation relating thereto as Lender may reasonably request; such request to be submitted no later than 1:00 p.m. (New Orleans, Louisiana time) on the date provided herein.  Lender at its option may accept telephonic requests for such loan; provided, however, that such acceptance shall not constitute a waiver of Lender’s right to require delivery of a written request in connection with subsequent loans.  Lender shall have no liability to Debtor for any loss or damage suffered by Debtor as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Debtor and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  Subject to the terms and conditions of this Agreement, each loan under this Section shall be made available to Debtor by depositing the same, in immediately available funds, in an account of Debtor designated by Debtor or by paying the proceeds of such loan to a third party designated by Debtor.

(e)         Use of Proceeds.  The loans under the Credit Facility shall be used by Debtor for working capital in the ordinary course of business.

(f)          Fees.  Debtor agrees to pay to Lender:

(i)           A commitment fee equal to TWO PERCENT (2.00%) of the amount of the Credit Facility as of the Closing Date; which commitment fee shall be due and payable in THREE (3) installments, the first in the amount of ONE HALF OF ONE PERCENT (0.50%) of the Commitment Amount (as defined in the Note) which shall be payable out of proceeds of the initial funding, the second in the amount of ONE HALF OF ONE PERCENT (0.50%) of the Commitment Amount which shall be payable THIRTY (30) days after initial funding and the third in the amount of ONE PERCENT (1.00%) of the Commitment Amount of which shall be payable on the FIRST (1st) anniversary of the Closing Date (the entire commitment fee shall be deemed fully earned as of the Closing Date); and

LOAN AND SECURITY AGREEMENT – PAGE 6
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(ii)          A monitoring fee for the period from and after the Closing Date to and including the Maturity Date, in an amount equal to ONE TWENTIETH OF ONE PERCENT (0.05%) of the Credit Facility per week or portion thereof (each week being deemed to have commenced on a Sunday). The accrued monitoring fee shall be payable in arrears on each interest payment date under the Note and on the Maturity Date.

The commitment fee and monitoring fee shall be to compensate Lender for its costs and expenses in the structuring of the Credit Facility, monitoring the Collateral, and for the commitment of funds hereunder and (to the maximum extent permitted by applicable law) shall not be deemed interest.  In addition to the foregoing, Debtor shall pay to Lender an origination fee in an amount equal to the GREATER of (a) FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00), or (b) the actual costs, fees and expenses incurred in the due diligence relating to the transactions contemplated by this Agreement, the drafting and execution of the Loan Documents and closing costs relating to the Loan Documents, of which Debtor has made a deposit equal to FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00), as reimbursement for the cost and expenses incurred by Lender in the establishment of the Credit Facility.

3.           Note, Rate and Computation of Interest.  The Credit Facility shall be evidenced by a promissory note (together with any amendments, modifications, replacements, substitutions, restatements, renewals, extensions and increases thereof, the “Note”) duly executed by Debtor and payable to the order of Lender, in form and substance acceptable to Lender.  Interest on the Note shall accrue at the rates set forth therein.  The principal of and interest on the Note shall be due and payable in accordance with the terms and conditions set forth in the Note and in this Agreement.

4.           Collateral.

(a)           Grant of Security Interest.  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Indebtedness, Debtor hereby pledges to and grants Lender, a security interest in, all of Debtor’s right, title and interest in the Collateral, whether now owned by Debtor or hereafter acquired and whether now existing or hereafter coming into existence.

(b)           Additional Documents.  To secure full and complete payment and performance of the Indebtedness, Debtor shall execute and deliver or cause to be executed and delivered all of the Loan Documents reasonably required by Lender covering the Collateral.  Debtor shall execute and cause to be executed such further documents and instruments, as Lender, in its reasonable discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.  In the event any of the Loan Documents evidencing or securing the Indebtedness misrepresents or inaccurately reflects the correct terms and/or provisions of the Indebtedness, Debtor shall upon request by Lender and in order to correct such mistake, execute such new documents or initial corrected, original documents as Lender may deem reasonably necessary to remedy said errors or mistakes.  Debtor shall execute such other documents as Lender shall deem reasonably necessary to correct any defects or deficiencies in the Loan Documents.  Debtor’s failure to execute such documents as requested shall constitute an Event of Default under this Agreement.

(c)           Setoff.  If an Event of Default shall have occurred and be continuing, Lender shall have the right to set off and apply against the Indebtedness in such manner as Lender may determine, at any time and without notice to Debtor, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Debtor whether or not the Indebtedness is then due.  The rights and remedies of Lender hereunder are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

(d)           Satisfaction of Indebtedness.  Until the Indebtedness has been indefeasibly paid and fully satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted) and the commitments of Lender under the Credit Facility have been terminated, Lender shall be entitled to retain the security interests in the Collateral granted under the Loan Documents and the ability to exercise all rights and remedies available to Lender under the Loan Documents and applicable laws.

LOAN AND SECURITY AGREEMENT – PAGE 7
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

5.           Conditions Precedent.

(a)         Initial Loan.  The obligation of Lender to make the initial loan under the Credit Facility, is subject to the condition precedent that Lender shall have received on or before the day of such loan all of the following, each dated (unless otherwise indicated) as of the Closing Date, in form and substance satisfactory to Lender:

(i)           Resolutions.  Resolutions of the governing body of Debtor certified by an authorized officer or representative of Debtor which authorize the execution, delivery, and performance of the Loan Documents that Debtor is a party to;

(ii)          Incumbency Certificate.  A certificate of incumbency certified by an authorized officer or representative of Debtor certifying the names of the individuals or other Persons authorized to sign the Loan Documents to which Debtor is to be a party (including the certificates contemplated herein) together with specimen signatures of such Persons;

(iii)        Constituent Documents.  The Constituent Documents of Debtor certified to Lender as being true and correct as of the Closing Date;

(iv)        Governmental Certificates.  Certificates of the appropriate government officials of the state of organization of Debtor and any state Debtor is currently doing business in where the failure to be so qualified reasonably could be expected to have a Material Adverse Effect, as to the existence, qualification and good standing of Debtor, dated within TEN (10) days of the Closing Date;

(v)         Loan Documents.  The Loan Documents executed by Debtor;

(vi)        Financing Statements.  Code financing statements covering the Collateral shall have been filed with such filing officers as Lender may request;

(vii)       Uniform Commercial Code Search.  The results of a Code search showing all financing statements and other documents or instruments on file against Debtor in such locations as Lender may reasonably request, such search to be as of a date no more than TEN (10) days prior the Closing Date;

(viii)      Fees and Expenses.  Evidence that the costs and expenses of Lender (including reasonable attorneys’ fees) and all fees owing to Lender, shall have been paid in full by Debtor;

(ix)         Opinion of Debtor’s Counsel.  The opinion of Debtor’s counsel as to (1) the existence and due organization of Debtor, (2) the due authorization and execution of the Loan Documents, (3) the enforceability of the Loan Documents, (4) the perfection of Lender’s security interest in the Collateral, (5) such other matters as may be reasonably requested by Lender and its counsel;

(x)          Other Matters.  Such other documents and agreements as may be required by Lender in its reasonable discretion.

(b)         All Loans.  The obligation of Lender to make any loan shall be subject to the following additional conditions precedent:

(i)           Request for Loan.  Lender shall have received in accordance with this Agreement, a request for a loan in form and content satisfactory to Lender in its reasonable discretion dated as of the date of request and executed by an authorized officer of Debtor;

LOAN AND SECURITY AGREEMENT – PAGE 8
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

 (ii)         No Event of Default, Etc.  No Event of Default, event which with the passage of time and/or notice would be an Event of Default, or event which could have a Material Adverse Effect shall have occurred and be continuing, or would result from or after giving effect to such loan; and

(iii)         Representations and Warranties.  All of the representations and warranties contained in the Loan Documents shall be true and correct in material respects on and as of the date of such loan with the same force and effect as if such representations and warranties had been made on and as of such date.

6.           Representations and Warranties.  Debtor hereby represents and warrants, and upon each request for a loan represents and warrants to Lender as follows:

(a)           Existence.  Debtor (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Debtor has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party.  The federal tax identification number and state organizational number for Debtor are set forth below:

Debtor	Federal Tax Identification Number	State Filing Number

Parent	74-2849995	NV20031513336

DNI	20-2886673	800494691

DBI	27-0525945	801145174

(b)          Binding Obligations.  The execution, delivery, and performance of the Loan Documents by Debtor have been duly authorized by all necessary action by Debtor, and constitute legal, valid and binding obligations of Debtor, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

(c)           No Consent.  The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby, do not (i) conflict with, result in a violation of, or constitute a default under (1) any provision of the Constituent Documents (if any) or other instrument binding upon Debtor, (2) any law, governmental regulation, court decree or order applicable to Debtor, or (3) any contractual obligation, agreement, judgment, license, order or permit applicable to or binding upon Debtor, (ii) require the consent, approval or authorization of any third party, or (iii) result in or require the creation of any lien, charge or encumbrance upon any property of Debtor except as may be expressly contemplated in the Loan Documents.

(d)           Financial Condition.  Debtor has delivered to Lender an audited balance sheet of Debtor as of JULY 31, 2009 (such balance sheet of Debtor being referred to herein as the “Balance Sheet”), and the related audited statement of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, including the notes thereto.  In addition, as to Debtor’s knowledge, such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Debtor as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

LOAN AND SECURITY AGREEMENT – PAGE 9
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(e)           No Material Adverse Effect.  No event has occurred which could reasonably be expected to have a Material Adverse Effect since the date of the latest financial statements submitted to Lender on or before the Closing Date.

(f)           Operation of Business.  Debtor possesses all contracts, licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and Debtor is not in violation of any valid rights of others with respect to any of the foregoing, except any violations that could not reasonably be expected to have a Material Adverse Effect.

(g)           Litigation and Judgments.  There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of Debtor, threatened against or affecting Debtor that could, if adversely determined, have a Material Adverse Effect.  There are no outstanding judgments against Debtor.

(h)           Rights in Properties; Liens.  Debtor has good and indefeasible title to or valid leasehold interests in its properties, including the properties reflected in the financial statements provided to Lender, and none of the properties of Debtor is subject to any lien, except Permitted Encumbrances.

(i)            Disclosure.  No statement, information, report, representation, or warranty made by Debtor in the Loan Documents or furnished to Lender in connection with the Loan Documents or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Debtor to Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect in light of the circumstances under which such information was provided.  There is no fact known to Debtor which could reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to Lender.

(j)            Agreements.  Debtor is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which could reasonably be expected to have a Material Adverse Effect.  Debtor is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business.

(k)           Compliance with Laws.  Debtor is not in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, the violation of which could reasonably be expected to have a Material Adverse Effect.

(l)            Taxes; Governmental Charges.  Debtor has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

(m)          Security Interest.  Debtor has and will have at all times full right, power and authority to grant a security interest in the Collateral to Lender in the manner provided herein, free and clear of any lien, security interest or other charge or encumbrance other than for the Permitted Encumbrances.  This Agreement creates a legal, valid and binding first priority security interest (subject to Permitted Encumbrances) in favor of Lender in the Collateral securing the Indebtedness.  Possession by Lender of certain types of Collateral from time to time or the filing of the financing statements delivered prior hereto or concurrently herewith by Debtor to Lender will perfect and establish the first priority of Lender’s security interest hereunder in the Collateral (to the extent that perfection can be accomplished through the filing of a financing statement or the possession of such Collateral) other than for the Permitted Encumbrances.

LOAN AND SECURITY AGREEMENT – PAGE 10
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(n)           Employee Benefits.  None of Debtor or any ERISA Affiliate maintains or contributes to any Benefit Plan or Retiree Health Plan other than those listed on Schedule 6(n). Each such Benefit Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the IRC applicable thereto.  Debtor and each ERISA Affiliate has fulfilled all obligations related to the minimum funding standards of ERISA and the IRC for each Benefit Plan, is in compliance in all material respects with the currently applicable provisions of ERISA and of the IRC and has not incurred any liability (other than routine liabilities for premiums) under Title IV of ERISA.  No Termination Event has occurred nor, to Debtor’s knowledge, has any other event occurred that may result in such a Termination Event that could reasonably be expected to result in a Material Adverse Effect.  To Debtor’s knowledge, no event or events have occurred in connection with which Debtor or any ERISA Affiliate, any fiduciary of a Benefit Plan or any Benefit Plan, directly or indirectly, would be subject to any liability, individually or in the aggregate, under ERISA, the IRC or any other law, regulation, or governmental order or under any agreement, instrument, statute, rule of law, or regulation pursuant to or under which any such entity has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation, or order that could reasonably be expected to result in a Material Adverse Effect.  No ERISA Affiliate has incurred, or could reasonably be expected to incur, any liability under ERISA, the IRC, or any other applicable law that has had or could reasonably be expected to result in a Material Adverse Effect.

(o)           No Employee Disputes; Labor Matters.  There are no controversies pending or, to the best of Debtor’s knowledge after diligent inquiry, threatened between Debtor and any of its employees, other than those arising in the ordinary course of business that could not reasonably be expected to result in a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Debtor or, to the best knowledge of Debtor, threatened against Debtor, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that has or could reasonably be expected to result in a Material Adverse Effect is so pending against Debtor or, to the best knowledge of Debtor, threatened against Debtor, (b) no strike, labor dispute, slowdown, or stoppage pending against Debtor or, to the best knowledge of Debtor, threatened against Debtor, and (c) no union representation or question of union representation with respect to the employees of Debtor and no union organizing activity involving Debtor or its employees.

7.           Affirmative Covenants.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid or performed, and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants as follows:

(a)           Compliance with Laws.  Debtor will conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all applicable statutes, rules, regulations or ordinances imposed by any Governmental Authority upon Debtor and its businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances) where the failure to perform or comply could have a Material Adverse Effect on the business, operations or properties of Debtor.

(b)           Payment of Obligations.  Debtor will pay its obligations, including tax liabilities, that, if not paid, could become a lien on any of its property, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) Debtor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

(c)           Maintenance and Conduct of Business.  Debtor will (i) keep, maintain and preserve all property (tangible and intangible) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, agreements and franchises material to the conduct of its business, and (iii) engage in an efficient and economical manner in a business of the same general type and within Debtor’s powers under its Constituent Documents.

LOAN AND SECURITY AGREEMENT – PAGE 11
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(d)           Books and Records; Inspection Rights.  Debtor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Debtor will permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(e)           Insurance.  Debtor will maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker’s compensation, business interruption and other insurance deemed reasonably necessary.  Debtor will deliver to Lender original or duplicate policies of such insurance.

(f)           Compliance with Agreements.  Debtor will comply, in all material respects with all material agreements, contracts, and instruments binding on it or affecting its properties or business.

(g)           Notice of Indebtedness.  Debtor will promptly inform Lender of the creation, incurrence or assumption by Debtor of any actual or contingent liabilities not permitted under this Agreement.

(h)           Notices of Material Events.  Debtor will furnish to Lender prompt written notice of the following:

(i)            the occurrence of any Event of Default;

(ii)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Debtor that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii)          any and all material adverse changes in Debtor’s financial condition and all claims made against Debtor that could materially affect the financial condition of Debtor or the value of the Collateral.

Each notice delivered under this Section shall be accompanied by a statement of an executive officer of Debtor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(i)           Ownership and Liens.  Debtor will maintain good and indefeasible title to the Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for Permitted Encumbrances.  Debtor will cause any financing statement or other security instrument with respect to the Collateral to be terminated, except for Permitted Encumbrances.  Debtor will defend at its expense Lender’s right, title and security interest in and to the Collateral against the claims of any third party.

(j)           Accounts.  Debtor will, except as otherwise provided herein, collect, at Debtor’s own expense, all amounts due or to become due under each of the accounts.  In connection with such collections, Debtor may and, at Lender’s direction, will take such action not otherwise forbidden herein as Debtor or Lender may deem reasonably necessary or advisable to enforce collection or performance of each of the accounts.  Debtor will also duly perform and cause to be performed all of its material obligations with respect to the goods or services, the sale or lease or rendition of which gave rise or will give rise to each account.  Debtor also covenants and agrees to take any action and/or execute any documents that Lender may reasonably request in order to comply with law relating to the assignment of the accounts.

LOAN AND SECURITY AGREEMENT – PAGE 12
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(k)           Chattel Paper and Instruments.  Debtor will take such action as may be reasonably requested by Lender in order to cause any chattel paper or instruments to be valid and enforceable and will cause all chattel paper and instruments to have only one original counterpart.  Upon request by Lender, Debtor will deliver to Lender all originals of chattel paper or instruments and unless such request is made, Debtor will not deliver possession of such chattel paper or instruments to any Person and will mark all chattel paper or instruments with a legend indicating that such chattel paper or instrument is subject to the security interest granted hereunder.  Prior to any written request for the delivery of such chattel paper and instruments constituting Collateral, Debtor shall cause such chattel paper and instruments constituting Collateral to be marked with the following legend:  THIS INSTRUMENT AND ALL RIGHTS HEREUNDER HAVE BEEN PLEDGED TO THERMO CREDIT, LLC UNDER A LOAN AND SECURITY AGREEMENT DATED AS OF AUGUST 2, 2010 (AS THE SAME MAY BE AMENDED, MODIFIED OR RESTATED FROM TIME TO TIME).

8.           Negative Covenants.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid or performed, and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants as follows:

(a)           Loans.  Debtor will not make loans or guarantee any obligation of any other Person or entity other (i) than loans or advances to employees of Debtor not to exceed FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) in the aggregate outstanding at any time, including such loans and advances outstanding on the Closing Date, (ii) accounts receivable for sales of inventory and other products and services provided by Debtor to its respective customers in the ordinary course of business of Debtor, and (iii) intercompany indebtedness between Parent and Subsidiary.

(b)           Transactions With Affiliates.  Debtor will not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Debtor, except in the ordinary course of and pursuant to the reasonable requirements of Debtor’s business (upon prior written notice to Lender) and upon fair and reasonable terms no less favorable to Debtor than would be obtained in a comparable arm’s-length transaction with a Person or entity not an Affiliate of Debtor.

(c)           Dividends or Distribution.  Debtor will not declare or pay any dividends or distributions on any equity interest of Debtor to any Person, unless any such amounts are directly utilized for the payment of (i) principal or interest on Indebtedness owing from time to time by Debtor to Lender, or (ii) taxes owing by an equity holder of Debtor to the extent that such taxes are incurred as a result of the business operations of Debtor, so long as no Event of Default or event which with notice and/or the passage of time would be an Event of Default exists immediately prior to or after giving effect to such dividends.

(d)           Transfer or Encumbrance.  Debtor will not (i) sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral, (ii) grant a lien or security interest in or execute, file or record any financing statement or other security instrument with respect to the Collateral other than the Permitted Encumbrances, or (iii) deliver actual or constructive possession of any of the Collateral to any party other than Lender.

(e)           Impairment of Security Interest.  Debtor will not take any action that would in any manner impair the enforceability of Lender’s security interest in any Collateral.

(f)           Compromise of Collateral.  Debtor will not adjust, settle, compromise, amend or modify any Collateral, except an adjustment, settlement, compromise, amendment or modification in good faith and in the ordinary course of business; provided, however, this exception shall terminate following written notice from Lender upon the occurrence and during the continuation of an Event of Default.  Debtor shall provide to Lender such information concerning (i) any adjustment, settlement, compromise, amendment or modification of any Collateral, and (ii) any claim asserted by any Account Debtor for credit, allowance, adjustment, dispute, setoff or counterclaim, as Lender may reasonably request from time to time.

(g)           Financing Statement Filings.  Debtor will not cause or permit any change (i) in the location of any Collateral, (ii) in the location of any records concerning any Collateral, (iii) Debtor’s legal name, or (iv) the state of Debtor’s organization to a jurisdiction other than as represented herein unless Debtor shall have notified Lender in writing of such change at least THIRTY (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of further perfecting or protecting the security interest in favor of Lender in the Collateral.

LOAN AND SECURITY AGREEMENT – PAGE 13
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

9.           Financial Covenants.  Until all Indebtedness of Debtor under the Loan Documents is paid or satisfied in full and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants that it will, unless Lender shall otherwise consent in writing:

(a)          Debt Service Coverage.  Maintain, as at the last day of each Fiscal Quarter of Parent, a consolidated Debt Service Coverage ratio for the TWELVE (12) month period then ended of not less than 1.0 to 1.0, measured on a quarterly basis.

(b)          Operating Income.  Maintain, as of the last day of each fiscal year of Parent, consolidated Operating Income for the TWELVE (12) month period then ended of not less than zero, measured on a quarterly basis.

(c)          Defined Terms.

(i)            “Adjusted EBITDA” means, for any period, the sum of (a) consolidated net income of Debtor for such period (using an accrual method of accounting consistently applied during such period); excluding (b) the sum of (i) interest expense and fees and charges in connection with any Debt or Indebtedness (including the Note), (ii) federal, state and local income tax expense, (iii) depreciation expense and amortization expense and (iv) write-off of goodwill, impairment charges, stock-based compensation expense, and any other non-cash charges, expenses and losses (including non-cash charges resulting from any accounting changes) which would be classified as non-cash expenses in accordance GAAP (to the extent items (i), (ii), (iii) and (iv) are deducted in determining Operating Income for the same period).

(ii)           “Debt Service” means, for any period, the sum of (a) total cash interest expense on indebtedness for borrowed money of Debtor paid during such period on a consolidated basis, plus (b) total scheduled principal payments on indebtedness for borrowed money of Debtor made during such period on a consolidated basis.

(iii)          “Debt Service Coverage” means the ratio of Adjusted EBITDA to Debt Service.

(iv)          “Fiscal Quarter” means, with respect to Debtor, any consecutive period of THREE (3) calendar months ending on the last day of APRIL, JULY, OCTOBER or JANUARY of each calendar year.

(v)           “Operating Income” shall have the meaning specified under, GAAP, and shall be calculated by Debtor on a consolidated basis in accordance with GAAP consistently applied.

10.           Reporting Requirements.  Until all Indebtedness of Debtor under the Loan Documents is indefeasibly paid and satisfied, and Lender has no further commitment to lend under the Credit Facility, Debtor agrees and covenants that it will furnish or cause to be furnished the following:

(a)           Interim Financial Statements.  As soon as available, and in any event within FORTY-FIVE (45) days after the end of each Fiscal Quarter, financial statements to include a balance sheet, income statement and cash flow statement of Parent, on a consolidated basis as of the end of such Fiscal Quarter and for the fiscal quarter then ended, all in form and substance and in reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by an appropriate officer of Debtor (i) as being true and correct in all material aspects to the best of such officer’s knowledge (subject to year end adjustments), and (ii) as having been prepared in accordance with GAAP.

LOAN AND SECURITY AGREEMENT – PAGE 14
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(b)           Annual Financial Statements and Tax Returns.  As soon as available and in any event (i) within NINETY (90) days after the end of each fiscal year, financials statement to include a balance sheet, income statement and cash flow statement of Parent, on a consolidated basis, as of the end of such fiscal year and for the period then ended, audited by independent certified public accountants of recognized standing satisfactory to Lender, and (ii) within THIRTY (30) days of filing, annual income tax returns for Parent.

(c)           Compliance Certificate.  Concurrently with the delivery of each of the financial statements referred to in Sections 10 (a) and (b), a certificate of an officer of Parent stating that to such officer’s knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto.

(d)           Notice of Default and Events of Default.  As soon as possible and in any event within FIVE (5) Business Days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by Debtor with respect thereto.

(e)           General Information.  Debtor shall promptly deliver such other information concerning Debtor as Lender may request.

11.           Rights of Lender.  Lender shall have the rights contained in this Section at all times that this Agreement is effective.

(a)           Financing Statements.  Debtor hereby authorizes Lender to file, without the signature of Debtor, one or more financing or continuation statements, and amendments thereto, relating to the Collateral.  Debtor hereby irrevocably authorizes Lender at any time and from time to time to file in any Code jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral, and (ii) contain any other information required by Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment.

(b)           Power of Attorney.  Debtor hereby irrevocably appoints Lender as Debtor’s attorney-in-fact, such power of attorney being coupled with an interest, with full authority in the place and stead of Debtor and in the name of Debtor or otherwise, from time to time following the occurrence and during the continuation of an Event of Default in Lender’s reasonable discretion, to take any action and to execute any instrument which Lender may deem necessary or appropriate to accomplish the purposes of this Agreement.

(c)           Performance by Lender.  If Debtor fails to perform any agreement or obligation provided for in any Loan Document, Lender may itself perform, or cause performance of, such agreement or obligation, and the expenses of Lender incurred in connection therewith shall be a part of the Indebtedness, secured by the Collateral and payable by Debtor on demand.

(d)           Debtor’s Receipt of Proceeds.  Upon the occurrence and during the continuation of an Event of Default, all amounts and proceeds (including instruments and writings) received by Debtor in respect of the Collateral shall be received in trust for the benefit of Lender hereunder and, upon the written request of Lender, shall be segregated from other property of Debtor and shall be forthwith delivered to Lender in the same form as so received (with any necessary endorsement) and applied to the Indebtedness in accordance with the Loan Documents.

(e)           Actions with Respect to Accounts; Notification of Account Debtors.  If an Event of Default shall have occurred, and without limiting any other rights and remedies provided herein or otherwise available to Lender, Lender may exercise one or more of the rights and remedies provided in this Section.  Debtor irrevocably makes, constitutes and appoints Lender (and any of Lender’s designated officers, employees or agents) as its true and lawful attorney in fact with power to sign its name and to take any of the following actions, in its name or in the name of Lender, as Lender may determine at any time (except as expressly limited in this Section 11(e)) without notice to such Debtor and at such Debtor’s expense:

LOAN AND SECURITY AGREEMENT – PAGE 15
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(i)            Verify the validity and amount of, or any other matter relating to, the accounts by mail, telephone, telegraph or otherwise;

(ii)           Notify all Account Debtors that the accounts have been assigned to Lender and that Lender has a security interest in the accounts;

(iii)          Direct all Account Debtors to make payment of all accounts directly to Lender;

(iv)          Take control in any manner of any cash or non cash items of payment or proceeds of accounts;

(v)           In any case and for any reason, notify the United States Postal Service to change the addresses for delivery of mail addressed to Debtor to such address as Lender may designate;

(vi)          In any case and for any reason, receive, open and dispose of all mail addressed to Debtor;

(vii)         Take control in any manner of any rejected, returned, stopped in transit or repossessed goods relating to accounts; or

(viii)        Enforce payment of and collect any accounts, by legal proceedings or otherwise, and for such purpose Lender may (A) demand payment of any accounts or direct any Account Debtors to make payment of accounts directly to Lender; (B) receive and collect all monies due or to become due to Debtor; (C) exercise all of Debtor’s rights and remedies with respect to the collection of accounts; (D) settle, adjust, compromise, extend, renew, discharge or release accounts, for amounts and upon terms which Lender considers advisable; (E) sell or assign accounts on such terms, for such amounts and at such times as Lender deems advisable; (F) prepare, file and sign Debtor’s name on any Proof of Claim or similar documents in any proceeding filed under federal or state bankruptcy, insolvency, reorganization or other similar law as to any Account Debtor; (G) prepare, file and sign Debtor’s name on any Notice of Lien, or similar document in connection with the Collateral; (H) endorse the name of Debtor upon any chattel papers, documents, instruments, invoices, freight bills, bills of lading, or similar documents or agreements relating to accounts or goods pertaining to accounts or upon any checks or other medium of payment or evidence of security interest that may come into Lender’s possession; (I) sign the name of Debtor to verifications of accounts and notices of accounts sent by Account Debtors to Debtor; and (J) take all other actions necessary or desirable to protect Debtor’s interest(s) in the accounts.

Debtor ratifies and approves all acts of said attorneys and agrees that said attorneys shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law.  This power, being coupled with an interest, is irrevocable until the Indebtedness is paid in full and Debtor shall have performed all of its obligations under this Agreement.  Debtor further agrees to use its best efforts to assist Lender in the collection and enforcement of the accounts and will not hinder, delay or impede Lender in any manner in its collection and enforcement of the accounts.

12.           Events of Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

(a)           Payment Default.  The failure, refusal or neglect of Debtor to pay when due any part of the principal of, fees or interest on the Indebtedness owing to Lender by Debtor from time to time and such failure, refusal or neglect shall continue unremedied for a period of FIVE (5) Business Days from the date such payment is due.

(b)           Performance or Warranty Default.  The failure of Debtor to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents which, if capable of cure, is not cured within FIVE (5) Business Days following written notice from Lender to Debtor; provided, however, that the notice and cure periods in this Section 12(b) shall not apply to a payment default as set forth in Section 12(a).

LOAN AND SECURITY AGREEMENT – PAGE 16
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(c)           Representations.  Any representation contained herein or in any of the other Loan Documents made by Debtor is false or misleading in any material respect as of the date made or deemed made.

(d)           Default Under Other Indebtedness.  The occurrence of any event which results in the acceleration of the maturity of any indebtedness for borrowed money in an aggregate principal amount in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) owing by Debtor to any third party under any agreement or understanding.

(e)           Insolvency.  If Debtor (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of its assets, either in a proceeding brought by it or in a proceeding brought against it and such appointment is not discharged or such possession is not terminated within FORTY-FIVE (45) days after the effective date thereof or it consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, Bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against it under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within FORTY-FIVE (45) days after the filing thereof, or an order for relief naming it is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by it; or (v) fails to have discharged within a period of FORTY-FIVE (45) days any attachment, sequestration or similar writ levied upon any property of it.

(f)           Judgment.  The entry of any judgment against Debtor or the issuance or entry of any attachments or other liens against any of the property or assets of Debtor for an amount in excess of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (individually or in the aggregate) if uninsured, undischarged, unbonded or undismissed on the date on which such judgment could be executed upon.

(g)           Action Against Collateral.  The Collateral or any portion thereof is taken on execution or other process of law in any action.

(h)           Action of Lien Holder.  The holder of any lien or security interest on any of the assets of Debtor, including without limitation, the Collateral (without hereby implying the consent of Lender to the existence or creation of any such lien or security interest on the Collateral), declares a default thereunder or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

(i)           Material Adverse Effect.  Any event shall have occurred or is continuing which shall have had a Material Adverse Effect.

Nothing contained in this Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.

13.           Remedies and Related Rights.  If an Event of Default shall have occurred, and without limiting any other rights and remedies provided herein, under any of the Loan Documents or otherwise available to Lender, Lender may exercise one or more of the rights and remedies provided in this Section.

LOAN AND SECURITY AGREEMENT – PAGE 17
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(a)           Remedies.  Upon the occurrence of any one or more of the foregoing Events of Default, (i) the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by Debtor at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Debtor, provided, however, that in the case of an Event of Default under Section 12(e) such acceleration shall be automatic and (ii) Lender may, at its option, cease further advances under the Note and this Agreement; provided, however, concurrently and automatically with the occurrence of an Event of Default under Section 12(e) further advances under the Loan Documents shall automatically cease, the Indebtedness at such time shall, without any action by Lender, become due and payable, without further notice, demand, presentation, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or notice of protest of any kind, all of which are expressly waived by Debtor.  All rights and remedies of Lender set forth in this Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default, and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.  If an Event of Default occurs, Lender shall also have all the rights of a secured party under the Louisiana Commercial Laws (La. R. S. 10:1 101, et seq.). In addition, and without limitation, Lender shall be entitled to foreclose upon its security interests granted under this Agreement under ordinary or executory process and to cause the Collateral to be immediately seized wherever found and sold with or without appraisal, in regular session of court or in vacation, in accordance with applicable Louisiana law, without the necessity of further demanding payment from Debtor or of notifying Debtor or placing Debtor in default. For purposes of foreclosure under Louisiana executory process procedures, Debtor confesses judgment and acknowledges to be indebted to Lender up to the full amount of the Indebtedness in principal, interest, late charges, costs, attorneys’ fees and other fees and charges, and all other amounts secured under this Agreement. To the extent permitted under applicable Louisiana law, Debtor additionally waives:  (i) the benefit of appraisal as provided in Articles 2332, 2336, 2723 and 2724 of the Louisiana Code of Civil Procedure and all other laws with regard to appraisal upon judicial sale; (ii) the three days delay as provided under Article 2721 of the Louisiana Code of Civil Procedure; (iii) the notice of seizure as provided under Articles 2293 and 2721 of the Louisiana Code of Civil Procedure; (iv) the THREE (3) days delay provided under Articles 2331 and 2722 of the Louisiana Code of Civil Procedure and (v) all other benefits provided under Articles 2331, 2722 and 2723 of the Louisiana Code of Civil Procedure and all other Articles not specifically mentioned above.  Debtor further agrees that Lender may appoint a keeper of the Collateral in the event of foreclosure in accordance with LA. R.S. 9:5136-5140.2.

(b)          Other Remedies.  Lender may from time to time at its discretion, without limitation and without notice except as expressly provided in any of the Loan Documents:

(i)            Exercise in respect of the Collateral all the rights and remedies of a secured party under the Code (whether or not the Code applies to the affected Collateral);

(ii)           Require Debtor to, and Debtor hereby agrees that it will at its expense and upon request of Lender, assemble the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties;

(iii)          Reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest granted hereunder by any available judicial procedure;

(iv)         Hold and exercise any rights Debtor may have in respect of the Collateral and require that Debtor take no action as to such rights other than as directed by Lender and hold, as cash collateral, any and all balances and deposits of Debtor held by Lender, to secure the full and final repayment of all of the Indebtedness and to take all other action that Lender deems necessary to ensure that it receives payment of the Indebtedness;

(v)           Sell or otherwise dispose of, at its office, on the premises of Debtor or elsewhere, the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale or other disposition of any part of the Collateral shall not exhaust Lender’s power of sale, but sales or other dispositions may be made from time to time until all of the Collateral has been sold or disposed of or until the Indebtedness has been paid and performed in full), and at any such sale or other disposition it shall not be necessary to exhibit any of the Collateral;

(vi)          Buy the Collateral, or any portion thereof, at any public sale;

LOAN AND SECURITY AGREEMENT – PAGE 18
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(vii)         Buy the Collateral, or any portion thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations;

(viii)       Apply for the appointment of a receiver for the Collateral, and Debtor hereby consents to any such appointment; and

(ix)          At its option, retain the Collateral in satisfaction of the Indebtedness whenever the circumstances are such that Lender is entitled to do so under the Code or otherwise.

Debtor agrees that in the event Debtor is entitled to receive any notice under the Code, as it exists in the state governing any such notice, of the sale or other disposition of any Collateral, reasonable notice shall be deemed given when such notice is deposited in a depository receptacle under the care and custody of the United States Postal Service, postage prepaid, at Debtor’s address set forth on the signature page hereof, TEN (10) days prior to the date of any public sale, or after which a private sale, of any of such Collateral is to be held.  Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c)           Application of Proceeds.  If any Event of Default shall have occurred, Lender may at its discretion apply or use any cash held by Lender as Collateral, and any cash proceeds received by Lender in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral as follows in such order and manner as Lender may elect:

(i)            to the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with (1) the administration of the Loan Documents, (2) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (3) the exercise or enforcement of any of the rights and remedies of Lender hereunder;

(ii)           to the payment or other satisfaction of any liens and other encumbrances upon the Collateral;

(iii)          to the satisfaction of the Indebtedness;

(iv)          by holding such cash and proceeds as Collateral;

(v)           to the payment of any other amounts required by applicable law; and

(vi)          by delivery to Debtor or any other party lawfully entitled to receive such cash or proceeds whether by direction of a court of competent jurisdiction or otherwise.

(d)           License.  Lender is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, Debtor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of an Event of Default, Debtor’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit.

(e)           Deficiency.  In the event that the proceeds of any sale of, collection from, or other realization upon, all or any part of the Collateral by Lender are insufficient to pay all amounts to which Lender is legally entitled, Debtor (unless otherwise provided) shall be liable for the deficiency, together with interest thereon as provided in the Loan Documents.

LOAN AND SECURITY AGREEMENT – PAGE 19
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

(f)           Non-Judicial Remedies.  In granting to Lender the power to enforce its rights hereunder without prior judicial process or judicial hearing, Debtor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Lender to enforce its rights by judicial process.  Debtor recognizes and concedes that non-judicial remedies are consistent with the usage of trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.  Nothing herein is intended to prevent Lender or Debtor from resorting to judicial process at either party’s option.

(g)           Other Recourse.  Debtor waives any right to require Lender to proceed against any third party, exhaust any Collateral or other security for the Indebtedness, or to have any third party joined with Debtor in any suit arising out of the Indebtedness or any of the Loan Documents, or pursue any other remedy available to Lender.  Debtor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension of the Indebtedness.  Debtor further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party.  Until all of the Indebtedness shall have been paid in full, Debtor shall not have any right of subrogation.  Debtor waives the right to enforce any remedy which Lender has or may hereafter have against any third party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Lender.  Debtor authorizes Lender, and without notice or demand and without any reservation of rights against Debtor and without affecting Debtor’s liability hereunder or on the Indebtedness to (i) take or hold any other property of any type from any third party as security for the Indebtedness, and exchange, enforce, waive and release any or all of such other property, (ii) apply such other property and direct the order or manner of sale thereof as Lender may in its discretion determine, (iii) renew, extend, accelerate, modify, compromise, settle or release any of the Indebtedness or other security for the Indebtedness, (iv) waive, enforce or modify any provision of any Loan Document executed by any third party, and (v) release or substitute any third party.

(h)           No Waiver; Cumulative Remedies.  No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

(i)           Equitable Relief.  Debtor recognizes that in the event Debtor fails to pay, perform, observe, or discharge any or all of the Indebtedness, any remedy at law may prove to be inadequate relief to Lender.  Debtor therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

14.           Indemnity.  Debtor hereby indemnifies and agrees to hold harmless Lender, and its officers, directors, employees, agents and representatives (each an “Indemnified Person”) from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature (collectively, the “Claims”) which may be imposed on, incurred by, or asserted against, any Indemnified Person arising in connection with the Loan Documents, the Indebtedness or the Collateral (including without limitation, the enforcement of the Loan Documents and the defense of any Indemnified Person’s actions and/or inactions in connection with the Loan Documents).  Except to the limited extent the Claims against an Indemnified Person are proximately caused by such Indemnified Person’s gross negligence or willful misconduct, WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO ANY CLAIMS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH AND/OR ANY OTHER INDEMNIFIED PERSON.  If Debtor or any third party ever alleges such gross negligence or willful misconduct by any Indemnified Person, the indemnification provided for in this Section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as (a) a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct, or (b) Lender has expressly agreed in writing with Debtor that such Claim is proximately caused by such Indemnified Person’s gross negligence or willful misconduct.  The indemnification provided for in this Section shall survive the termination of this Agreement and shall extend and continue to benefit each individual or entity that is or has at any time been an Indemnified Person hereunder.

LOAN AND SECURITY AGREEMENT – PAGE 20
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

15.           No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Debtor or any of Debtor’s equity holders or any other Person.  Documents in connection with the transactions contemplated hereunder have been prepared by GARDERE WYNNE SEWELL LLP (“Lender’s Counsel”).  Debtor acknowledges and understands that Lender’s Counsel is acting solely as counsel to Lender in connection with the transaction contemplated herein, is not representing Debtor in connection therewith, and has not, in any manner, undertaken to assist or render legal advice to Debtor with respect to this transaction.  Debtor has been advised to seek other legal counsel to represent each of their interests in connection with the transactions contemplated herein.

16.           Lender Not Fiduciary.  The relationship between Debtor and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Debtor, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Debtor and Lender to be other than that of debtor and creditor.

17.           Waiver and Agreement.  Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any provision in this Agreement or in any of the other Loan Documents and no departure by Debtor therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing.  No modification or amendment to this Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

18.           Benefits.  This Agreement shall be binding upon and inure to the benefit of Lender and Debtor, and their respective successors and assigns, provided, however, that Debtor may not, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Agreement or any of the other Loan Documents.

19.           Notices.  All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (a) personal delivery, (b) expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the time of the expedited delivery and in the manner provided herein, or in the case of mail, upon the THIRD (3rd) day after deposit in a depository receptacle under the care and custody of the United States Postal Service.  Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address.  Copies of notices provided by Debtor to Lender under this Agreement shall be simultaneously provided to Lender’s Counsel at the address specified in the signature page hereof.

20.           Construction; Venue; Service of Process.  The Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Louisiana (without giving effect to its choice of laws provisions), and shall be performable by the parties hereto in the parish in Louisiana where Lender’s address set forth on the signature page hereof is located (the “Venue Site”).  Any action or proceeding against Debtor under or in connection with any of the Loan Documents may be brought in any state or federal court within the Venue Site.  Debtor hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum.  Debtor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions this Agreement.  Nothing in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against Debtor or with respect to any of its property in courts in other jurisdictions.  Any action or proceeding by Debtor against Lender shall be brought only in a court located in the Venue Site.

LOAN AND SECURITY AGREEMENT – PAGE 21
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

21.           Invalid Provisions.  If any provision of the Loan Documents are held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of the Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

22.           Expenses.  Debtor shall pay all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with (a) any action (including, without limitation, any inspections) required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents (provided, however, that Debtor shall not be responsible for the costs of more than one inspection every three months as long as no Event of Default has occurred and is continuing), and (b) any action in the enforcement of Lender’s rights upon the occurrence of an Event of Default.

23.           Conflicts.  Except as otherwise expressly provided in the Note, in the event any term or provision of this Agreement is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Agreement shall be controlling.

24.           Counterparts.  The Loan Documents may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

25.           Survival.  All representations and warranties made in the Loan Documents or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of the Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

26.           Certain Acknowledgements.  Debtor hereby acknowledges and agrees that there are no defenses, counterclaims, offsets, cross-complaints, claims or demands of any kind or nature whatsoever to or against Lender or the terms and provisions of or the obligations of Debtor under this Agreement and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining thereto, and that Debtor has no right to seek affirmative relief or damages of any kind or nature from Lender.  To the extent any such defenses, counterclaims, offsets, cross-complaints, claims, demands or rights exist, Debtor hereby waives, and hereby knowingly and voluntarily releases and forever discharges Lender and its predecessors, officers, directors, agents, attorneys, employees, successors and assigns, from all possible claims, demands, actions, causes of action, defenses, counterclaims, offsets, cross-complaints, damages, costs, expenses and liabilities whatsoever, whether known or unknown, such waiver and release being with full knowledge and understanding of the circumstances and effects of such waiver and release and after having consulted legal counsel with respect thereto.

27.           Waiver of Right to Trial by Jury.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF THE LOAN DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THE LOAN DOCUMENTS.

28.           Patriot Act Notice.  Lender hereby notifies Debtor that pursuant to the requirements of Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318  (the “Act”), that Lender is required to obtain, verify and record information that identifies Debtor, which information includes the name and address of Debtor and other information that will allow such Lender to identify Debtor in accordance with the Act.

29.           Notice of Final Agreement.  It is the intention of Debtor and Lender that the following NOTICE OF FINAL AGREEMENT be incorporated by reference into each of the Loan Documents (as the same may be amended, modified or restated from time to time).  Debtor and Lender warrant and represent that the entire agreement made and existing by or among Debtor and Lender with respect to the loans is and shall be contained within the Loan Documents, and that no agreements or promises exist or shall exist by or among, Debtor and Lender that are not reflected in the Loan Documents.

LOAN AND SECURITY AGREEMENT – PAGE 22
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

NOTICE OF FINAL AGREEMENT

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

LOAN AND SECURITY AGREEMENT – PAGE 23
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

AGREED as of the date first written above.

LENDER:	ADDRESS:

THERMO CREDIT, LLC	639 Loyola Avenue
Suite 2565
By: /s/ Jack V. Eumont, Jr.	New Orleans, LA 70113
Name: Jack V. Eumont, Jr.
Title: EVP

With copies of notices to:	Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, TX 75201-4761
Attention: Steven S. Camp

DEBTOR:	ADDRESS:

ATSI COMMUNICATIONS, INC.	3201 Cherry Ridge St.
San Antonio, TX 78230

By: /s/ Authur L. Smith
Name: Arthur L. Smith
Title: CEO

DIGERATI NETWORKS, INC.	3201 Cherry Ridge St.
San Antonio, TX 78230

By: /s/ Antonio Estrada, Jr.
Name: Antonio Estrada, Jr.
Title: Sr. VP of Finance and Corporate Controller

DIGERATI BROADBAND, INC.	3201 Cherry Ridge St.
San Antonio, TX 78230

By: /s/ Antonio Estrada, Jr.
Name: Antonio Estrada, Jr.
Title: Sr. VP of Finance and Corporate Controller

Documents Prepared By:

Steven S. Camp
Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, TX  75201
214-999-4354

LOAN AND SECURITY AGREEMENT – PAGE 24
THERMO CREDIT, LLC – ATSI COMMUNICATIONS, INC.

SCHEDULE 1(s)
Permitted Liens

A.
Liens securing obligations of ATSI Communications, Inc. to CCA Financial Services, Inc., assigned to San Antonio National Bank, as set forth in the financing statement filed with the Texas Secretary of State under File No. 06-0035932795, relating to all accounts receivable, inventory and equipment, and all proceeds of or substitutions for any of the foregoing.

B.
Liens securing obligations of ATSI Communications, Inc. to Vencore Solutions, LLC, as set forth in the financing statement filed with the Texas Secretary of State under File No. 08-0031576151, relating to all accounts receivables other than accounts that have been sold to Wells Fargo, Certificate of Deposit at Wells Fargo for $100,000.00, and ownership interests in ATSICOM.

SCHEDULE 6(n)
Employee Benefit Plans

401K PROFIT SHARING PLAN from ATSI Communications, Inc.